Exhibit No. 4
Form 10KSB
SPM Group, Inc.

                       ARTICLES OF AMENDMENT
                              to the
                     ARTICLES OF INCORPORATION

     Pursuant to the provisions of the Colorado Corporation Act the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST:    The name of the corporation is SPM GROUP, INC.

       SECOND:  The  following  amendment  was  adopted   by   the
shareholders of the corporation on 31 August 1979, in the manner prescribed by the Colorado Corporation Act:

      Paragraph 1 of Article IV be deleted and that the following be inserted in place thereof:

     1. The aggregate number of shares which the corporation has authority to issue is thirty million (30,000,000) shares of common stock, no par value.

     THIRD: The number of shares of the corporation outstanding at the time of such adoption was 4,706,392 and the number of shares entitled to vote thereon was 4,706,392.

     FOURTH:   There is only one class of stock.

      FIFTH: The number of shares voted for such Amendment was 4,706,392 and the number of shares voted against such Amendment was none.

      SIXTH: There is no change in stated capital effected by this Amendment.

ATTEST:                            S P M GROUP, INC.

/s/  Robert  Wiegand, Secretary    /s/ Robert  D.  Schmidt, President

( S E A L)

STATE OF COLORADO
     SS.
CITY AND COUNTY OF DENVER

     Before me, the undersigned Notary, personally appeared Robert
D. Schmidt who acknowledged before me that he is the President of S P M GROUP, INC., a Colorado corporation and that he signed the foregoing Articles of Amendment as the free and voluntary act and deed of the corporation and that the facts contained therein are true.

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     Done and signed this 29th day of November, 1979.

                              /s/ Howard Allspach
                              Notary Public

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